EX 5.2

GRAUBARD MILLER
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174

February 7, 2018

Union Acquisition Corp.
400 Madison Ave, Suite 11A
New York, NY 10017

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Union Acquisition Corp. (“Company”), a Cayman Islands exempted company, under the Securities Act of 1933, as amended (“Act”), covering (i) 10,000,000 units of the Company (the “Firm Units”), with each Unit consisting of one ordinary share, par value $0.0001 per share (the “Ordinary Shares”) and one warrant, with each whole warrant entitling the holder to purchase one Ordinary Share at a price of $11.50 per share (“Warrants”), representing a total of 10,000,000 Ordinary Shares and 10,000,000 Warrants (entitling the holders to receive an aggregate of 10,000,000 Ordinary Shares), which the Company will sell to Ladenburg Thalmann & Co., Inc., acting as representative of the several underwriters (the “Underwriters”), (ii) 1,500,000 units (the “Over-Allotment Units”), each Over-Allotment Unit identical to the Firm Units, representing a total of 1,500,000 Ordinary Shares and 1,500,000 Warrants (entitling the holders to receive an aggregate of 1,500,000 Ordinary Shares), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, and (iii) all of the Ordinary Shares and Warrants included in the Firm Units and Over-Allotment Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Firm Units, Over-Allotment Units, Warrants, and Ordinary Shares to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid, and non-assessable.

2. The Warrants included in the Firm Units and Over-Allotment Units, when duly executed in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller